                                                                    EXHIBIT 11.2

                               NOVA CORPORATION
               COMPUTATION OF HISTORICAL EARNINGS PER SHARE


                                                      Three Months Ended          Six Months Ended
                                                           June 30,                   June 30,
                                                     ---------------------       --------------------
                                                       1995         1996           1995        1996
                                                     ---------   ---------       --------    --------
PRIMARY
Weighted average Common Stock outstanding during
  the period                                         1,671,296   22,104,131     1,671,296   16,821,959
Cheap Stock (1)                                         52,069       11,717        52,069       19,843
Dilutive effect of common stock equivalents              ---      1,481,387         ---      2,033,471
                                                    -----------  ----------   -----------   ----------
     Total                                           1,723,365   23,597,235     1,723,365   18,875,273
                                                    ===========  ==========   ===========   ==========


Net income (loss)                                    ($440,000)  $1,439,000   ($2,039,000)  $2,554,000
Less: Preferred Stock dividends                        934,736      485,201     1,848,562    1,485,591
                                                    -----------  ----------   -----------   ----------
Net income (loss) available for Common Stock
  and common stock equivalents                      ($1,374,736)   $953,799   ($3,887,562)  $1,068,409
                                                    ===========  ==========   ===========   ==========
Per share amount                                         ($0.80)      $0.04        ($2.26)       $0.06
                                                    ===========  ==========   ===========   ==========


FULLY DILUTED
Weighted average Common Stock outstanding during
  the period                                          1,671,296  22,104,131     1,671,296   16,821,959
Cheap Stock (1)                                          52,069      11,717        52,069       19,843
Dilutive effect of common stock equivalents               ---     1,481,387        ---       2,033,471
                                                    -----------  ----------   -----------   ----------
     Total                                            1,723,365  23,597,235     1,723,365   18,875,273
                                                    ===========  ==========   ===========   ==========


Net income (loss)                                    ($440,000)  $1,439,000   ($2,039,000)  $2,554,000
Less: Preferred Stock dividends                         934,736     485,201     1,848,562    1,485,591
                                                    -----------  ----------   -----------   ----------

Net income (loss) available for Common Stock
  and common stock equivalents                      ($1,374,736)   $953,799   ($3,887,562)  $1,068,409
                                                    ===========  ==========   ===========   ==========

Per share amount                                         ($0.80)      $0.04        ($2.26)       $0.06
                                                    ===========  ==========   ===========   ==========

__________

(1) Pursuant to Securities and Exchange Commission Accounting Bulletin No. 83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share ("Cheap Stock") during the twelve months immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented.